Exhibit 4.25

THE OBLIGORS

(AS DEFINED HEREIN)

NUCLEAR GENERATION DECOMMISSIONING FUND LIMITED

(TO BE RENAMED NUCLEAR LIABILITIES FUND LIMITED)

AND

THE SECRETARY OF STATE FOR TRADE AND INDUSTRY

DEBENTURE CREATING FIXED AND FLOATING

CHARGES IN RESPECT OF THE DECOMMISSIONING

DEFAULT PAYMENT

32.	Governing Law	46

33.	Agent For Service	46

Schedule 1 OBLIGORS		54

Schedule 2 KEY PROPERTIES		55

Schedule 3 ORIGINAL CHARGED SECURITIES		56

Schedule 4 ACCESSION		57

Part A Form Of Accession Deed		57
Part B Other Accession Documents		59

DEBENTURE dated 14 January, 2005

(1)	EACH COMPANY listed in Schedule 1 (Obligors) (each, an “Obligor” and together, the “Obligors”); and

(2)	NUCLEAR GENERATION DECOMMISSIONING FUND LIMITED of 16 Rothesay Place, Edinburgh EH3 7SQ (registered in Scotland no. SC164685) (to be renamed Nuclear Liabilities Fund Limited) (“NLF”); and

(3)	THE SECRETARY OF STATE FOR TRADE AND INDUSTRY, of One Victoria Street, London SW 1 H OET (the “Secretary of State”).

BACKGROUND

(A)	In September 2002, British Energy Plc (“British Energy”) initiated discussions with the Secretary of State with a view to seeking immediate financial support and to enable a longer term restructuring of the Group to take place.

(B)	In November 2002, British Energy announced the principles of a restructuring of the Group with its significant financial creditors which, together with other proposals agreed between British Energy and the Secretary of State, were intended to lead to a solvent restructuring of British Energy.

(C)	British Energy, certain other members of the British Energy group and its significant financial creditors entered into a creditors’ restructuring agreement dated as of 30 September 2003 under the terms of which a solvent restructuring of the British Energy group would be effected.

(D)	On 1 October 2003, British Energy, British Energy Generation Limited, British Energy Generation (UK) Limited, certain other members of the British Energy group, the NLF and the Secretary of State entered into an agreement (the “Government Restructuring Agreement”) under the terms of which they agreed to enter into the agreements that constitute the Nuclear Liabilities Agreement (as defined therein).

(E)	The obligations of the parties to the Government Restructuring Agreement to enter into the Nuclear Liabilities Agreements are conditional on, inter alia, the Secretary of State being satisfied that certain members of the British Energy group have created valid fixed and floating security to secure the Decommissioning Default Payment (as defined in the Contribution Agreement entered into on the same date as this Deed between the Secretary of State, the NLF and certain members of the British Energy group (the “Contribution Agreement”)).

(F)	The parties have agreed to enter into this Deed in order to create the security arrangements referred to in Recital (E).

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Deed:

“Accession Deed” means a deed in the form, or substantially the form, set out in Part A of Schedule 4 (Accession);

“Administration Step” means, in relation to any Obligor, any of the following:

(a)	notice is given or filed in relation to the appointment of an administrator, or a petition is presented or application made for an administration order;

(b)	a meeting of the shareholders or directors of an Obligor is convened to consider a resolution to make an administration application to a court or to file documents with a court for its administration, or any such resolution is passed; or

(c)	the directors or shareholders of an Obligor request the appointment of an administrator;

“BAGS Deposit Deed” means the Corporate Deposit Deed between Citibank NA and BEG(UK) and dated 30 March 2004 (as in effect at the Execution Date);

“BACS Facility Collateral” means:

(a)	the specified bank account and any other bank account (as from time to time re-designated or re-numbered) which may be opened by Citibank NA pursuant to the BACS Deposit Deed; and

(b)	any moneys as at the date of the BACS Deposit Deed or at any time thereafter standing to the credit of the aforementioned bank accounts and all entitlements to interest and other rights, benefits and claims accruing to, or arising in connection with, those moneys or the aforementioned bank accounts at any time;

“Balancing and Settlement Code” means the Balancing and Settlement Code in force from time to time or any successor to it;

“Bank Accounts” means bank accounts opened or maintained by any Obligor with any bank or other person, including all credit balances now or at any time in future on such accounts, all debts from time to time represented by such credit balances and all each Obligor’s other rights accruing or arising in relation to each of such accounts;

“BE plc” means British Energy Group plc (no. 270184) of 3 Redwood Crescent, Peel Park, East Kilbride G74 5PR

“Billing Process Assets” has the meaning given in the Receivables Charging Agreement;

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for business (other than solely for trading and settlement in euro) in London and Edinburgh;

“Charged Securities” means:

(a)	the Original Charged Securities;

(b)	any Further Charged Securities;

(c)	all Derived Assets;

(d)	all Dividends;

(e)	the benefit of any warranties or covenants given or entered into in respect of any of the foregoing by any predecessor in title;

(f)	all rights from time to time attached to any of the foregoing;

(g)	all rights to acquire any of the foregoing; and

(h)	all proceeds of sale of any of the foregoing;

“Collection Account” has the meaning given in the Receivables Charging Agreement;

“Connection and Use of System Code” means the connection and use of system code as in force from time to time or any successor to it;

“Contribution Agreement” has the meaning given in Recital (E);

“Costs and Expenses” means costs, charges, losses, liabilities, expenses and other sums (including legal, accountants’ and other professional fees) and any Taxes thereon;

“Credit Card Collateral” means any cash collateral, subject to a limit of £2,000,000, which is deposited by British Energy with HSBC Bank plc, is subject to a security interest in favour of HSBC Bank plc and is used to secure the Group’s liabilities to HSBC Bank plc pursuant to the Credit Card Facility Agreements;

“Credit Card Facility Agreements” means the Purchasing Card Agreement dated 21 November 1994 and the Corporate Card Agreement dated 7 January 1998, in each case between HSBC Bank plc and British Energy (as in effect at the Execution Date);

“Delegate” means a delegate or sub-delegate appointed pursuant to Clause 13 (Delegation);

“Derived Assets” means all Securities, rights or other property or assets of a capital nature which are offered, issued or paid at any time in respect of any of the Original Charged Securities or Further Charged Securities, including by way of bonus, rights, redemption, conversion, exchange, substitution, consolidation, sub-division, preference, warrant, option or purchase;

“Dissolution” of a person includes the bankruptcy, insolvency, amalgamation, reconstruction (other than as part of a solvent reconstruction or amalgamation the terms of which have been approved by the Secretary of State), reorganisation, administration, administrative or other receivership or dissolution or liquidation of that person or the entry by that person into a voluntary arrangement or composition or similar arrangement with any of its creditors, and any equivalent or analogous proceeding or arrangement in any jurisdiction by whatever name known and any step taken (including any Administration Step) for or with a view to any of the foregoing;

“Dividends” means all dividends, interest and other distributions and other income paid or payable in respect of the Original Charged Securities, the Further Charged Securities and any Derived Assets;

“EC Undertakings Deed” means the Deed relating to the Decision of the Commission of the European Communities entered into between British Energy and the Secretary of State on 8 October 2004;

“Electricity Generation Licence” means a licence to generate electricity issued pursuant to section 6(1)(a) of the Electricity Act 1989 (or any successor);

“Electricity Supply Business” has the meaning given in the EC Undertakings Deed;

“Electricity Supply Licence” means a licence to supply electricity issued pursuant to section 6(1)(d) of the Electricity Act 1989 (or any successor);

“Electricity Supply Subsidiary” has the meaning given in sub-clause 3.1.2(a) of Clause 3.1 (Creation);

“Enforcement” (and all grammatical variations or derivations thereof) means the taking of steps (or attempting to do so) by the NLF to:

(a)	sell, repossess or take possession of any rights or assets the subject of a Security Interest;

(b)	appoint a Receiver under this Deed;

(c)	appoint an administrator in respect of an Obligor; or

(d)	enforce any Security Interest or to exercise any rights or powers in relation to enforcement conferred by this Deed after any Security Interest has become enforceable,

unless such action is taken to preserve or protect (rather than to enforce) such Security Interest;

“Enforcement Event” means any of the following:

(a)	a Default Event occurs; or

(b)	any Secured Liability is not paid on the due date in accordance with Clause 17 (Covenant to pay) at the place at and in the currency in which it is expressed to be payable;

“Environmental Law” means all or any laws, statutes, rules, regulations, treaties, directives, by-laws, statutory codes of practice, circulars, guidance notes, orders, notices and demands, decisions of the courts or anything like any of the foregoing of any governmental authority or agency or any regulatory body in any jurisdiction in which any Obligor does business or owns assets relating to Environmental Matters applicable to any Group Member, the properties owned, leased, otherwise occupied or controlled from time to time by any Group Member and includes the Environmental Protection Act 1990, the Environment Act 1995, the Nuclear Installations Act 1965, the Radioactive Substances Act 1993, the Radioactive Material (Road Transport) Act 1991, the Water Resources Act 1991, the Control of Pollution Act 1974, the Natural Heritage (Scotland) Act 1991, the Water Industry Act 1991 and the Health and Safety at Work Act 1974;

“Environmental Licence” means any permit, licence, authorisation, consent or other approval required at any time by any Environmental Law in relation to any Group Member, the business carried on by any Group Member, the properties owned, leased to, otherwise occupied or controlled from time to time by any Group Member;

“Environmental Matters” means:

(a)	the generation, deposit, keeping, treatment, transportation, transmission, handling, importation, exportation, processing, collection, sorting, presence or manufacture of any “waste” or “radioactive waste” (as defined in the Environmental Protection Act 1990 (as amended) or the Radioactive Substances Act 1993, respectively, or in any equivalent legislation or regulation in force in any jurisdiction in which any Group Member is incorporated, owns property or assets or carries on any business or operations), or any Relevant Substance;

(b)	nuisance, noise, health and safety at work or elsewhere; and

(c)	the pollution, conservation or protection of the environment (both natural and built) or of man or any living organisms supported by the environment or any other matter whatsoever affecting the environment or any part of it;

“Execution Date” means the date on which this Deed is executed by all parties to it;

“Excluded Receivables” means the trading or operating Receivables (including unbilled indebtedness) originated by BEG (or its permitted assignees or transferees under the Receivables Facility Agreement);

“Fixtures” means fixtures (including construction work in progress), fittings (including trade and other fixtures and fittings) and fixed plant, machinery and equipment;

“Floating Charge” means each of the floating charges created by, or pursuant to, Clause 3 (Floating Charge) together with any additional floating charge created by, or pursuant to, sub-clauses 4.2 (Original Charged Securities and Further Charged Securities) or 4.9 (Specific security) of Clause 4 (Perfection of Security);

“Further Charged Securities” means all Securities which may be owned legally, beneficially or otherwise by an Obligor after the Execution Date;

“Gas Shipper’s Licence” means a licence to arrange for the transportation of gas issued pursuant to section 7A(2) of the Gas Act 1986 (or any successor);

“Government Restructuring Agreement” has the meaning given in Recital (D);

“Grid Code” means the code prepared by the National Grid Company Plc pursuant to its transmission licence relating to the National Grid as amended or supplemented from time to time, or any successor to it;

“Group” means the Ultimate Parent Company and its Subsidiaries from time to time;

“Holding Company” means

(a)	any holding company within the meaning of section 736 of the Companies Act 1985; and

(b)	any parent undertaking as defined in section 258 of the Companies Act 1985;

“Holdings” means British Energy Holdings plc (no. 270186) of 3 Redwood Crescent, Peel Park, East Kilbride G74 5PR

“Insolvency Act” means the Insolvency Act 1986;

“Key Properties” means each property more particularly described in Schedule 2 (Key Properties), the proceeds of sale thereof and every interest therein which an Obligor has power at law or in equity to charge;

“LPA” means the Law of Property Act 1925;

“Negative Pledge Exceptions” means the exceptions to the negative pledge covenant, as set out in clause 21.2(B) of the NLFA;

“NLFA” has the meaning given in sub-clause 3.2.1(a) of Clause 3.2 (Assets excluded from Floating Charge);

“Nuclear Liabilities Agreements” has the meaning given in the Government Restructuring Agreement;

“Original Charged Securities” means the Securities listed or described in Schedule 3 (Original Charged Securities);

“Policies” has the meaning given in the Receivables Facility Agreement;

“Proceedings” means any proceeding, suit or action arising out of or in connection with this Deed;

“Real Property” means:

(a)	any freehold or leasehold property in England and Wales;

(b)	all heritable or leasehold property in Scotland;

(c)	any land and other immovable property in any other jurisdiction anywhere else in the world;

(d)	all buildings and Fixtures from time to time in or on any of the foregoing;

(e)	the benefit of any covenants for title given or entered into in respect of any of the foregoing by any predecessor in title;

(f)	all rights from time to time attached or appurtenant to any of the foregoing;

(g)	all rights to acquire any of the foregoing; and

(h)	all proceeds of sale of any of the foregoing;

“Receivables” means all book and other debts of any nature whatever (other than those represented by the Bank Accounts) and all other moneys due or owing at any time, to a Group Member and all proceeds, rights, securities and guarantees of any nature enjoyed or held by it in relation to any of the foregoing;

“Receivables Assets” means:

(a)	the Excluded Receivables;

(b)	the Collection Account;

(c)	the Policies; and

(d)	the Billing Process Assets,

in each case which are secured in favour of Barclays Bank plc from time to time pursuant to the Receivables Charging Agreement;

“Receivables Charging Agreement” means the Deed of Charge between Barclays Bank plc and BEG which may be entered into pursuant to the Receivables Facility Agreement;

“Receivables Facility Agreement” means the Master Trade Receivables Financing Facility between Barclays Bank plc and BEG and dated 25 August 2004, relating to the provision by Barclays Bank plc of a trade receivables purchase facility of up to £60,000,000 (as in effect at the Execution Date);

“Receiver” means any one or more persons, individually or together with additional persons, appointed as an administrative receiver (if permitted by law), receiver and manager, or other receiver appointed in respect of the Security Assets by the NLF pursuant to powers conferred by this Deed, statute or otherwise;

“Relevant Substance” means any substance whatsoever (whether in a solid or liquid form or in the form of a gas or vapour and whether alone or in combination with any other substance) and includes, without limitation, “radioactive substances” (as defined in the Radioactive Substances Act 1993) or “waste” or “radioactive waste” (as defined in the Environmental Protection Act 1990 (as amended) and in the Radioactive Substances Act 1993, respectively, or in any equivalent legislation or regulation in force in any jurisdiction in which any member of the Group is incorporated, owns property or assets or carries on any business or operations) which is capable or causing harm to man or any other living organism supported by the environment, or damaging the environment or public health or welfare;

“Reservations” means any general principles which are set out as qualification as to matters of law in the legal opinions delivered to the NLF and the Secretary of State (such opinions to be in a form agreed by the Secretary of State and the NLF);

“Scottish Assets” means such of the undertaking, property and assets present and future of each Obligor which is from time to time located in Scotland and such contractual and other rights and other incorporeal moveable property present and future of each Obligor which is governed by the law of Scotland or over which the creation or enforcement of any security is governed by the law of Scotland;

“Scottish Obligor” means an Obligor identified in Schedule 1 (Obligors) as a company incorporated in Scotland;

“Scottish Charged Securities” means all the Charged Securities which are, at any time, Scottish Assets;

“Secured Liabilities” means each and every present and future obligation and liability of each Obligor (whether actual or contingent and whether owed jointly or severally or in any other capacity whatever) which is, or is expressed to be, or may become, due, owing or payable to the NLF under or in connection with a Decommissioning Default Payment, together with all Costs and Expenses which the NLF may incur in enforcing or obtaining, or attempting to enforce or obtain, payment of any Decommissioning Default Payment or amount due under Clause 18 (Costs and expenses);

“Securities” means:

(a)	shares, stock and debentures;

(b)	warrants, options or other rights to subscribe, purchase, call for delivery of or otherwise acquire shares, stock or debentures; and

(c)	any other assets and rights falling within any of paragraphs 11 to 13 (inclusive), paragraph 15 and, to the extent that the investment in question is one of the kind described in paragraphs 11 to 13 (inclusive) or paragraph 15, paragraph 14, in each case of Part II of Schedule 2 to the Financial Services and Markets Act 2000;

“Security Assets” means all or any of the assets and rights from time to time subject or expressed to be subject to a Security Interest;

“Security Interest” means any security interest conferred, constituted, created, expressed to be created or evidenced by or pursuant to this Deed from time to time;

“Subsidiaries” means:

(a)	any subsidiary within the meaning of section 736 of the Companies Act 1985; and

(b)	any subsidiary undertaking as defined in section 258 of the Companies Act 1985;

“Tax” means any present or future tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or delay in paying any of the same); and

“Trading Arrangement” means a transaction entered into in the ordinary course of business on arms-length terms and in accordance with trading policies adopted in accordance with schedule 3 of the Contribution Agreement relating to energy which is a commodity option, a commodity forward or future, commodity swap or other commodity transaction, including any grid trade or contract for differences and related environmental and renewable transactions, whether physically or financially settled.

1.2	Definitions in Contribution Agreement

Unless a contrary indication appears, a capitalised term: (a) used in the Contribution Agreement or in any notice given under or in connection with the Contribution Agreement; or (b) defined pursuant to the provisions of the Contribution Agreement, has the same meaning when used in this Deed.

1.3	Construction of particular terms

In this Deed, unless otherwise specified, any reference to:

1.3.1	any document being in “agreed form” shall be construed as referring to such document in the form agreed between the NLF and each Obligor and initialled by them for the purposes of identification only;

1.3.2	“assets” includes properties, revenues and rights of every kind, present, future and contingent, and whether tangible or intangible;

1.3.3	“authorisation” or “consent” shall be construed as including any authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration;

1.3.4	a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

1.3.5	“this Deed” or the Contribution Agreement or any other agreement or instrument is a reference to this Deed, the Contribution Agreement or other agreements or instrument as it may have been amended, supplemented, replaced or novated from time to time and includes a reference to any document which amends, supplements, replaces, novates or is entered into, made or given pursuant to or in accordance with any of the terms of this Deed or, as the case may be, the other relevant agreement or instrument;

1.3.6	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

1.3.7	“law” includes common or customary law, principles of equity and any constitution, code of practice, decree, judgment, decision, legislation, order, ordinance, regulation, bye-law, statute, treaty or other legislative measure in any jurisdiction or any present or future directive, regulation, guideline, request, rule or requirement (in each case, whether or not having the force of law but, if not having the force of law, the compliance with which is in accordance with the general practice of persons to whom the directive, regulation, guideline, request, rule or requirement is intended to apply) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

1.3.8	references to a “person” shall be construed so as to include any individual, firm, company, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

1.3.9	“qualified person” means a person who, under the Insolvency Act, is qualified to act as a receiver of the property of any company with respect to which he is appointed or an administrative receiver of any such company;

1.3.10	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being a regulation, rule, directive, request or guideline with which a prudent person carrying on the same or similar business as any member of the Group would comply) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

1.3.11	“rights” includes all rights, title, benefits, powers, privileges, interests, claims, authorities, discretions, remedies, liberties, easements, quasi-easements and appurtenances (in each case, of every kind, present, future and contingent); and

1.3.12	“security” or “security interest” includes any mortgage, charge, pledge, lien, security assignment, hypothecation or trust arrangement for the purpose of providing security and any other encumbrance or security interest of any kind having the effect of securing any obligation of any person (including the deposit of monies or property with a person with the intention of affording such person a right of set-off or lien) and any other agreement or any other type of arrangement having a similar effect.

1.4	Interpretation

1.4.1	Words importing the singular only shall include the plural and vice versa.

1.4.2	Words importing any gender shall include all other genders.

1.4.3	Words importing natural persons shall include corporations.

1.4.4	Unless a contrary indication appears, a reference to any “party” shall be construed so as to include its successors in title, permitted assignees and permitted transferees.

1.4.5	Unless a contrary indication appears, references to any provision of any law or regulation are to be construed as referring to that provision as it may have been, or may from time to time be, amended or re-enacted, and as referring to all bye-laws, instruments, orders and regulations for the time being made under or deriving validity from that provision.

1.4.6	Any reference to a “day” (including within the phrase “Business Day”) shall mean a period of 24 hours running from midnight to midnight.

1.4.7

(a)	The rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things.

(b)	General words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

1.4.8	The Schedules form part of this Deed and shall have the same force and effect as if expressly set out in the body of this Deed, and reference to this Deed shall include the Schedules.

1.4.9	A reference to a “clause” or a “Schedule” is a reference to a clause of, or a schedule to, this Agreement.

1.4.10	A reference to a “paragraph” is a reference to a paragraph within a clause or a Schedule.

1.5	Secretary of State instructions

1.5.1	The parties agree and acknowledge that where the NLF is entitled to exercise any discretion, or makes any decision or judgment which it is entitled or obliged to make, or otherwise is entitled or required to take any action, in each case, in accordance with, or as contemplated by, this Deed, the NLF will in respect of any such matter:

(a)	seek the instructions of the Secretary of State before taking any action, making any decision or judgement or exercising any discretion;

(b)	take such action as the Secretary of State may instruct;

(c)	act only in accordance with the instructions of the Secretary of State; and

(d)	rely on the instructions received from the Secretary of State.

1.5.2	The parties agree and acknowledge that:

(a)	the NLF shall not be liable under Clause 16.2 (The NFL’s Liabilities) or otherwise for any judgment, decision or discretion exercised or action taken by it in good faith in reliance on the instructions of the Secretary of State as described in paragraph 1.5.1, except in the case of fraud or wilful default; and

(b)	the NLF shall not be liable for any delay or omission (or consequences arising as a result of such delay or omission) arising as a result of seeking such instructions.

2.	FIXED CHARGES

2.1	Creation

As continuing security for the full and punctual payment, performance and discharge of all Secured Liabilities, each Obligor with full title guarantee (other than in respect of the Scottish Assets) and free from any other security interest (other than as permitted by the Negative Pledge Exceptions), creates the security interests set out in this Clause 2 in favour of the NLF.

2.2	Approval of Special Shareholder

The security interests created by each of BE plc, Holdings, British Energy and BEG(UK) under this Clause 2 shall not become effective until the consent in writing of the Special Shareholder (as defined in the Articles of Association of each of BE plc, Holdings, British Energy and BEG(UK)) respectively has been given and shall become effective on the date on which such consent is given.

2.3	Fixed Charges

2.3.1	Each Obligor hereby charges in favour of the NLF its rights in respect of the Key Properties by way of first legal mortgage.

2.3.2	Each Obligor charges in favour of the NLF by way of first fixed charge all of its rights in and to the Charged Securities.

2.3.3	Each Obligor pledges and transfers to the NLF (of the NLF’s nominee) all of its rights, title and interest in and to the Scottish Charged Securities and undertakes to pledge and transfer to the NLF (or the NLF’s nominee) all of its rights, title and interest in any to any other Securities which become Scottish Charged Securities.

3.	FLOATING CHARGE

3.1	Creation

3.1.1	As continuing security for the full and punctual payment, performance and discharge of all Secured Liabilities, each Obligor, with full title guarantee (other than in respect of the Scottish Assets) and free from any other security interest (other than as permitted by the Negative Pledge Exceptions), charges in favour of the NLF by way of first floating charge, all its present and future assets, property, business, undertaking and uncalled capital, and all rights under and in respect of any of the foregoing, including all the Security Assets expressed to be charged by Clause 2 (Fixed Charges).

3.1.2	Notwithstanding the foregoing, the Floating Charge shall rank second in priority:

(a)	in respect of the Receivables Assets if and to the extent that such Receivables Assets are subject to a charge created by BEG (or, in circumstances in which the Electricity Supply Business is transferred from BEG to another wholly-owned Subsidiary of British Energy (the “Electricity Supply Subsidiary”) either pursuant to the EC Undertakings Deed or, in respect of any subsequent transfer of the Electricity Supply Business, in accordance with the Liabilities Documents, by the Electricity Supply Subsidiary) in favour of Barclays Bank plc pursuant to the Receivables Charging Agreement;

(b)	in respect of a charge created pursuant to any refinancing of the receivables facility provided under the Receivables Facility Agreement on the condition that:

(i)	such substitute charge complies with the relevant covenants applicable under the terms and conditions of the New Bonds; and

(ii)	such charge does not adversely affect or diminish the Security Interests. In particular, but without limitation, any such substitute charge (1) must be granted by the same Obligor as under the Receivables Charging Agreement (or, in circumstances in which the Electricity Supply Business is transferred from BEG to the Electricity Supply Subsidiary either pursuant to the EC Undertakings Deed or, in respect of any subsequent transfer of the Electricity Supply Business, in accordance with the Liabilities Documents, by the Electricity Supply Subsidiary) and (2) must be granted only in respect of assets (or a class of asset) which are substantively the same as the Receivables Assets; and

(c)	in respect of the BACS Facility Collateral if and to the extent that such SACS Facility Collateral is subject to a charge created by BEG(UK) in favour of Citibank NA pursuant to the SACS Deposit Deed.

3.2	Assets excluded from Floating Charge

3.2.1	Each Obligor’s rights and benefits under each Funding Agreement, including in each case any and all rights to make claims or otherwise require payment of any amount under, or performance of, any provision of any such agreement shall be excluded from the Security Assets which are subject to the Floating Charge. For the purposes of this Clause 3.2, “Funding Agreement” means:

(a)	the Nuclear Liabilities Funding Agreement dated on or about the Execution Date between the Secretary of State, the NLF and the BE Parties (as defined therein) (the “NLFA”); and

(b)	the Historic Liabilities Funding Agreement dated on or about the Execution Date between the Secretary of State and the BE Parties (as defined therein).

3.2.2	Any cash collateral, letters of credit or other form of credit support which are, or is, subject to a security interest (“Necessary Security”) used to secure obligations of either BEG, BEG(UK), British Energy Power and Energy Trading Limited (“BEPET”), Eggborough Power Limited (“EPL”), British Energy Trading Services Limited (“BETS”) or the Electricity Supply Subsidiary:

(a)	under the Balancing and Settlement Code, the Connection and Use of System Code or the Grid Code, the terms of the relevant Obligor’s Electricity Generation Licence, Electricity Supply Licence or Gas Shipper’s Licence or any other agreement by which the relevant Obligor, EPL, BETS or the Electricity Supply Subsidiary obtains and maintains access to, or use of, transmission and distribution systems and participation in wholesale electricity markets in England, Wales or Scotland;

(b)	in relation to Trading Arrangements of the relevant Obligor, EPL, BETS or the Electricity Supply Subsidiary, or procurement contracts with suppliers;

(c)	under a third party agency, brokerage, clearing or settlement arrangement in respect of Trading Arrangements; or

(d)	in connection with environmental licences and any other permits, licences or authorisations, or in compliance with any other regulatory requirements

(each an “Underlying Arrangement”) shall be excluded from the Security Assets which are subject to the Floating Charge, provided that:

(i)	such Underlying Arrangement is entered into in the ordinary course of the relevant Obligor’s business; and

(ii)	the entry into such Underlying Arrangement, and the grant of the Necessary Security, is not in breach of a relevant Obligor’s undertakings in the Contribution Agreement.

If, pursuant to the provisions of EC Undertakings Deed or, in respect of any subsequent transfer of the Electricity Supply Business, in accordance with the Liabilities Documents, the Electricity Supply Business is transferred from BEG to an Electricity Supply Subsidiary, the reference in this paragraph (B) to “BEG” shall be deemed to also refer to the Electricity Supply Subsidiary.

3.2.3	The Credit Card Collateral shall be excluded from the scope of the Security Assets which are subject to the Floating Charge, provided that:

(a)	the grant of a Floating Charge over the Credit Card Collateral pursuant to this Deed would result in a breach of any of the Credit Card Facility Agreements (or the Deed of Charge dated 12 September 2003 and entered into between HSBC Bank plc and British Energy in connection with the Credit Card Facility Agreements (as in effect as at the Execution Date)); and

(b)	the security interest over the Credit Card Collateral pursuant to the Credit Card Facility Agreements is granted in the ordinary course of the relevant Obligor’s business and complies with the relevant covenants applicable under the terms and conditions of the New Bonds.

3.3	Approval of Special Shareholder

The Floating Charge created by each of BE plc, Holdings, British Energy and BEG(UK) shall not become effective until the consent in writing of the Special Shareholder (as defined in the Articles of Association of each of BE plc, Holdings, British Energy and BEG(UK)) respectively has been given and shall become effective on the date on which such consent is given.

3.4	Ranking

3.4.1	Each Floating Charge shall rank behind all the fixed charges and mortgages created by, or pursuant to, Clause 2 (Fixed Charges), but shall rank in priority to any other security created on or after the Execution Date, except:

(a)	as specified in Clause 3.1 (Creation); and

(b)	for any security interest permitted to rank ahead of, or pari passu with, the Floating Charge by the Negative Pledge Exceptions.

3.4.2	The Scottish Obligors shall not create any fixed security interests or floating charge over any part of the Security Assets ranking in priority to or pari passu with the Floating Charge, except for any security interest permitted to rank ahead of, or pari passu with, the Floating Charge by the Negative Pledge Exceptions.

3.5	Crystallisation by notice

The NLF may (save in relation to a Floating Charge created by a Scottish Obligor or in relation to Scottish Assets):

3.5.1	at any time after any Administration Step has occurred; or

3.5.2	if the NLF considers any of the Security Assets to be in danger of being seized or sold under any form of distress, attachment, execution or other legal process or to be otherwise in jeopardy,

convert the Floating Charge into a fixed charge on all or such of the Security Assets of the Obligor as shall be specified (whether generally or specifically) by notice to each Obligor whose assets or rights are affected, provided, in the case of paragraph 3.5.1, that such Administration Step is continuing.

3.6	Automatic crystallisation

If, without the prior written consent of the NLF:

3.6.1	any Obligor creates or permits to subsist any security interest (other than as permitted by the Negative Pledge Exceptions) on, over or with respect to any of the Security Assets, or attempts to do so; or

3.6.2	any person levies or attempts to levy any distress, attachment, execution or other legal process against any of the Security Assets; or

3.6.3	an Enforcement Event occurs,

the Floating Charge shall, with effect from the instant before such event occurs, automatically convert into a fixed charge over the Security Assets (other than the Scottish Assets) which are the subject of such security interest or process or, in the case of the occurrence of an Enforcement Event, over all of that Obligor’s Security Assets (other than its Scottish Assets).

3.7	Qualifying floating charge

Paragraph 14 of Schedule B1 to the Insolvency Act applies to the Floating Charge created by each Obligor (other than BEG and BEG (UK)) pursuant to this Deed.

4.	PERFECTION OF SECURITY

Each Obligor gives to the NLF and the Secretary of State the undertakings in this Clause 4, which shall remain in force from the Execution Date for so long as any of the Secured Liabilities is outstanding or any Security Interest has not been released or discharged.

4.1	Key Properties

4.1.1	It shall apply to HM Land Registry for a restriction in the following term to be entered on the register of the title to each Key Property:

“No disposition of the registered estate by the proprietor of the registered estate or made in exercise of powers conferred by any permitted mortgage or charge ranking after the Security Interests is to be registered without a written consent signed by the NLF or signed on behalf of the NLF by [ ]”

4.1.2	It shall apply to H.M. Land Registry for a notice to be entered on the register to the effect that this Deed secures obligations to make further payments under the Funding Agreements (as defined in Clause 3.2 (Assets excluded from Floating Charge).

4.2	Original Charged Securities and Further Charged Securities

Each Obligor shall, promptly and as soon as practicable after the Execution Date in the case of the Original Charged Securities (other than any Scottish Charged Securities), and as soon as practicable and in any event within five Business Days after each occasion on which any Securities become Further Charged Securities (other than any Scottish Charged Securities):

4.2.1	deposit with the NLF:

(a)	all stock and share certificates, documents of title and other documentary evidence of ownership in relation to such Securities;

(b)	transfers of such Securities:

(i)	duly executed by the Obligor (or its nominee) with the name of the transferee left blank or, if the NLF so requires, in favour of the NLF (or the NLF’s nominee); and

(ii)	duly stamped; and

(c)	such other documents as the NLF may from time to time require for perfecting title to such Securities or for vesting or enabling the NLF to vest the same in the NLF (or its nominee) with the intent that the NLF may, following an Enforcement Event, without notice present them for registration;

4.2.2	enter details of the Security Interest in the register kept in accordance with section 407 of the Companies Act 1985;

4.2.3	notify any nominee or custodian holding any Original Charged Securities or Further Charged Securities on its behalf that they are held as security pursuant to the provisions of this Deed; and

4.2.4	notify any subsequent chargee or person acquiring any interest whatsoever in the Charged Securities of the Security Interest.

4.3	Scottish Charged Securities

Each Obligor shall, immediately on execution of this Deed, in the case of Original Charged Securities which are Scottish Charged Securities, and as soon as practicable and in any event within five Business Days after each occasion on which any Securities become Further Charged Securities which are Scottish Charged Securities:

4.3.1	deliver to the NLF a valid executed transfer or transfers of all such Securities in favour of the NLF or its nominee, together with the relevant share certificate(s) and procure the registration of such Securities in the name of NLF or its nominee in accordance with the articles of association of each Scottish Obligor;
4.3.2	as soon as practicable thereafter, exhibit evidence satisfactory to the NLF that the transfer of such Securities to the NLF or its nominee has been approved by the board of directors of each Scottish Obligor and registered in accordance with the articles of association, and deliver or procure the delivery to the NLF of (a) share certificate(s) in the name of the NLF or its nominee in respect of such Securities; and

4.3.3	enter details of the Security Interest in the register kept in accordance with Section 422 of the Companies Act 1985.

4.4	Derived Assets and Dividends

Each Obligor shall, as soon as practicable and in any event within five Business Days of, the accrual, offer, issue or payment or other receipt by it, of any Derived Assets, perform each of the obligations set out in Clauses 4.2 (Original Charged Securities and Further Charged Securities) and 4.3 (Scottish Charged Securities).

4.5	Calls

Each Obligor shall duly and promptly pay, and indemnify the NLF (and its nominees) against, all calls and other moneys which may lawfully be required to be paid and all other liabilities, costs and demands that may be sustained, incurred or made against the NLF (including its nominees and custodians) in respect of any of the Charged Securities; and if it fails to pay any such call or other moneys due within five Business Days of the due date the NLF may elect to make such payments on behalf of the Obligor.

4.6	Liabilities

Each Obligor shall remain liable to observe and perform all of the other conditions and obligations assumed by it in respect of any of the Charged Securities. The NLF shall not be required to perform or fulfil any obligation of any Obligor in respect of any Charged Securities.

4.7	Voting rights, dividends, etc.

4.7.1	Prior to an Enforcement Event: Until any Enforcement Event occurs and after any Enforcement Event ceases to be continuing:

(a)	all voting and other rights relating to the Charged Securities may be exercised by the relevant Obligor, or shall be exercised in accordance with its direction, for any purpose not inconsistent with the terms of the Nuclear Liabilities Agreements; and

(b)	the relevant Obligor shall be entitled to receive and retain all Dividends paid in respect of the Charged Securities.

4.7.2	After an Enforcement Event: If any Enforcement Event has occurred and for so long as it is continuing:

(a)	the NLF shall be entitled (in the name of the Obligor and without further consent or authority from it) to exercise or direct the exercise of all voting rights and other rights now or at any time relating to the Charged Securities;

(b)	each Obligor shall comply or procure the compliance with any direction of the NLF in respect of the exercise of such voting and other rights and shall deliver to the NLF or its nominee such forms of proxy or other appropriate forms of authorisation to enable the NLF or its nominee to exercise such voting and other rights;

(c)	the NLF shall be entitled to receive and retain all Dividends paid in respect of the Charged Securities and apply them in or towards the payment or discharge of the Secured Liabilities;

(d)	the NLF shall be entitled and authorised to arrange for any of the Charged Securities which are in registered form to be registered in the name of the NLF or its nominee, if required by the NLF to perfect the Security Interest;

(e)	the NLF may transfer or cause the transfer of any of the Charged Securities to be transferred and registered in the name of any purchaser or transferee; and

(f)	each Obligor shall immediately on request of the NLF, execute and sign all transfers, powers of attorney and other documents and give such instructions and directions as the NLF may require for perfecting the NLF’s title to any of the Charged Securities or for vesting them in the NLF or any nominee or any purchaser or transferee.

4.8	Further assurance

In addition and without prejudice to any other provision of this Deed, each Obligor shall, at the request of the NLF or any Receiver but at its own cost, promptly take whatever action the NLF or any Receiver may from time to time consider necessary or desirable:

4.8.1	to ensure that each Security Interest is and remains valid, legally binding and enforceable;

4.8.2	to perfect, preserve or protect each Security Interest by or pursuant to this Deed or the priority of such Security Interests;

4.8.3	to facilitate the exercise of any and all of the rights vested or intended to be vested in the NLF or any Receiver by or pursuant to this Deed and to facilitate the realisation of the Security Assets;

4.8.4	to supplement the Security Interests where it is lawful to do so, including by way of granting a fixed charge over any Security Asset which is at the time of the request subject only to a floating charge; and

4.8.5	to create such further security interests over such of its assets and undertakings of the Obligors, and on such terms, as the NLF or Receiver requires provided that the creation of such security interests shall not cause a material default under any contract to which any member of the Group is party or a breach of law, and for such purposes it shall in particular, but without limitation, execute all such documents, transfers, conveyances, assignments and assurances in respect of the Security Assets, and give all such notices, orders, instructions and directions as the NLF or any Receiver may reasonably consider necessary. The obligations of each Obligor under this Clause 4.8 shall be in addition to and not in substitution for the covenants for further assurance deemed to be included in this Deed by virtue of the Law of Property (Miscellaneous Provisions) Act 1994.

4.9	Specific security

4.9.1	Without prejudice to the generality of Clause 4.8 (Further Assurance) each Obligor shall, at its own cost, promptly execute and deliver to the NLF, in such form as the NLF may require, such other security over such of its assets and rights as shall be required by the NLF (whether generally or specifically, and whether for the purpose of obtaining legal title to the relevant assets or rights, creating security which is effective under the laws of a foreign jurisdiction, or otherwise) provided that the creation of such further security interests shall not cause a material default under any contracts to which any member of the Group is a party or a breach of law.

4.9.2	Each Obligor shall notify the NLF within 10 Business Days of the acquisition of any Real Property valued at £500,000 or more.

5.	NATURE AND PROTECTION OF SECURITY

5.1	Continuing security

Each Security Interest shall be a continuing security and will extend to the ultimate balance of all the Secured Liabilities regardless of any intermediate discharge or payment in whole or in part.

5.2	Additional security

The Security Interest and the rights given to the NLF under this Deed shall be in addition to and shall not prejudice, or be prejudiced by, any other security or guarantee or any other right which the NLF has in respect of or in connection with any or all of the Secured Liabilities. All such rights may be exercised from time to time as often as the NLF may deem expedient.

5.3	Immediate recourse

Save in so far as inconsistent with Scots law, the NLF need not, before exercising any of the rights, title, benefit and interest conferred upon it by this Deed or by law (i) take action or obtain judgment against any Obligor or any other person in any court, (ii) make or file any claim or proof in the Dissolution of any Obligor or any other person or (iii) enforce or seek to enforce the recovery of the monies and liabilities hereby secured or enforce or seek to enforce any other security interest or guarantee.

5.4	Exercise of rights

Save in so far as inconsistent with Scots law, each of the Security Interests constitutes and effects an immediate and full mortgage or charge of the Security Assets and shall be effective, and the Security Interests intended to be created by this Deed shall be constituted, immediately upon its execution.

5.5	Performance of the Obligor’s obligations

5.5.1	Each Obligor shall remain at all times bound by and liable to perform all of the obligations and liabilities assumed by it under or in respect of the Security Assets to the same extent as if the Security Interests had not been created.

5.5.2	The exercise of any of the rights, benefits, interests or claims created pursuant to this Deed (whether by the NLF, any Delegate, Receiver or any of its or their agents or nominees or otherwise) shall not release any Obligor from any of its obligations towards the NLF.

5.5.3	The NLF shall not, by reason of this Deed or anything arising out of this Deed or anything done or in connection with it, have any obligation or liability whatsoever to any person (including the Obligors) to:

(a)	perform any of the obligations assumed by the Obligors under or in respect of the Secured Liabilities or the Security Assets;

(b)	enforce payment or performance of any obligations of any person or party to any of the Secured Liabilities; or

(c)	make any enquiry as to the nature or sufficiency of any payment received by it under or in respect of this Deed or any of the Security Assets or to make any claim or take any action to collect any monies or to exercise any of the rights to which the NLF may be at any time entitled pursuant to this Deed, or to make any payment in respect of the Security Assets.

5.5.4	The provisions of this Clause 5.5 shall apply notwithstanding any other provision of this Deed or any contrary or inconsistent provision of any other agreement or document.

5.6	Waiver of defences

Without prejudice to the other provisions of this Clause 5, neither this Deed nor the Security Interests nor the liability of any Obligor for the Secured Liabilities shall be prejudiced or affected by:

5.6.1	any variation or amendment of, or waiver or release granted under or in connection with, any other security or any guarantee or indemnity or other document;

5.6.2	any time or waiver granted, or any other indulgence or concession granted, by the NLF to any Obligor or any other person;

5.6.3	the taking, holding, failure to take or hold, varying, realisation, non-enforcement, non-perfection or release by the NLF or any other person of any other security or any guarantee or indemnity or other document;

5.6.4	the Dissolution of any Obligor or any other person;

5.6.5	any change in the constitution of any Obligor;

5.6.6	any amalgamation, merger or reconstruction that may be effected by the NLF with any other person or any sale or transfer of the whole or any part of the property, undertaking or assets of the NLF to any other person;

5.6.7	the existence of any claim, set-off or other right which any Obligor may have at any time against the NLF or any other person;

5.6.8	the making or absence of any demand for payment or discharge of any Secured Liabilities on any Obligor or any other person, whether by the NLF or any other person;

5.6.9	any arrangement or compromise entered into by the NLF with any Obligor or any other person;

5.6.10	any assignment, transfer or other disposal of the rights and/or obligations of the NLF to a Secretary of State or another body acting as agent for and on behalf of the Crown; or

5.6.11	any other thing done or omitted or neglected to be done by the NLF or any other person or any other dealing, fact, matter or thing which, but for this provision, might operate to prejudice or affect any of the Security Interests or the liability of any Obligor for the Secured Liabilities.

5.7	New account

At any time after:

5.7.1	the NLF receives, or is deemed to be affected by notice (either actual or constructive) of any subsequent security interest or any disposition affecting any Security Asset, or part thereof or interest therein; or

5.7.2	the Dissolution of any Obligor,

the NLF may open a new account in the name of that Obligor (whether or not it permits any existing account to continue). If the NLF does not open such a new account, it shall nevertheless be treated as if it had done so at the time when the notice was received or was deemed to have been received or, as the case may be, the Dissolution commenced. As from that time, all payments made by that Obligor to the NLF or received by the NLF for the account of that Obligor shall be credited or treated as having been credited to the new account and will not operate to reduce the amount secured by this Deed at any time.

5.8	Non-competition

5.8.1	Until all the Secured Liabilities have been unconditionally and irrevocably paid and discharged in full, no Obligor shall (other than with the prior written consent of the NLF and pursuant to and in accordance with the Nuclear Liabilities Agreements):

(a)	claim, rank, prove or vote as a creditor of any Obligor or its estate in competition with the NLF; or

(b)	in any insolvency of an Obligor, receive, claim or have the benefit of any payment, distribution or security from or on account of any such Obligor, or exercise any right of combination, counter-claim, “flawed-asset” arrangement or set-off as against such party.

5.8.2	Each Obligor will hold on trust for, and forthwith pay or transfer to, the NLF any payment or benefit of security received by it contrary to the above. If any Obligor exercises any right of set-off, counterclaim or combination contrary to the above, it will forthwith pay an amount equal to the amount set-off, counterclaimed or combined to the NLF.

6.	REPRESENTATIONS AND WARRANTIES

Each Obligor makes the representations and warranties set out in this Clause 6 to the NLF and the Secretary of State on the Execution Date.

6.1	Status

It is duly incorporated and validly existing under the law of its jurisdiction of incorporation.

6.2	Powers

It has the power to own its assets and carry on its business as it is being conducted, and it has the power to enter into, create security and perform all its obligations under this Deed and the transactions contemplated by this Deed.

6.3	Corporate authority

It has taken all necessary action to authorise its entry into, and the creation of security and the performance of all its obligations under, this Deed and the transactions contemplated by this Deed.

6.4	Obligations binding

The obligations expressed to be assumed by it under this Deed are, subject to the Reservations, legal, valid, binding and enforceable obligations.

6.5	Security valid

Each Security Interest is (subject to completion of all registrations required by law and the Reservations) legal, valid, binding and enforceable security having the priority and ranking which it is expressed to have.

6.6	Non-conflict with laws and other obligations

The execution and delivery of, the performance of its obligations under, and compliance with the provisions of, this Deed by it will not:

6.6.1	contravene any existing applicable law or regulation authorisation or permit or licence to which it is subject;

6.6.2	conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which it is a party or is subject or by which it or any of its property is bound;

6.6.3	contravene or conflict with any provision of its constitutional documents; or

6.6.4	result in the creation or imposition of or oblige it or any of its Subsidiaries to create any security interest on any of its or such Subsidiaries’ undertakings, assets, rights or revenues.

6.7	Validity and admissibility in evidence

All authorisations required or desirable:

6.7.1	to enable it lawfully to enter into, exercise its rights and comply with its obligations under this Deed;

6.7.2	to permit the creation of security and ensure that (subject to completion of all registrations required by law and the Reservations) each Security Interest is legal, valid, binding and enforceable security having the priority and ranking it is expressed to have; and

6.7.3	to make this Deed admissible in evidence in its jurisdiction of incorporation, have been obtained or effected and are in full force and effect.

6.8	Choice of law

The choice of law specified in Clause 32 (Governing law) as the governing law of this Deed will be recognised and enforced in its jurisdiction of incorporation.

6.9	Enforcement of judgments

Any judgment obtained in England or Scotland in relation to this Deed will be recognised and enforced in its jurisdiction of incorporation.

6.10	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that this Deed be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to this Deed or the creation of security or any of the transactions contemplated by this Deed.

6.11	No existing security

No security interest (other than as permitted by the Negative Pledge Exceptions) exists on, over or with respect to any of the Security Assets.

6.12	Pari passu ranking

Its payment obligations in respect of the Secured Liabilities rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

6.13	Litigation

No litigation, arbitration or administrative proceeding before any court, arbitral body, or agency has (to the best of its knowledge and belief) been started or, to the knowledge of its officers after due enquiry is, threatened:

6.13.1	to restrain the entry into, or performance or enforcement of or compliance with any of its material obligations under, this Deed;

6.13.2	to restrain the creation of the Security Interests; or

6.13.3	which may materially affect the value of, or its rights in respect of, the Security Assets.

6.14	Insolvency

6.14.1	No Default Event has occurred and is continuing in respect of it.

6.14.2	No Administration Step has been taken in respect of it which process is continuing.

6.14.3	No distress, distraint, charging order, garnishee order, execution, diligence or other process has been levied or applied for in respect of it.

6.15	No Immunity

Neither it nor any of its assets are entitled to immunity on the grounds of sovereignty or otherwise from any legislation or proceedings (which shall include suit, attachment prior to judgment, execution or other enforcement).

6.16	Key Properties

It is the sole legal and beneficial owner of the Key Properties described in Schedule 2 (Key Properties) under its name.

6.17	Charged Securities

Each Obligor represents and warrants to the NLF that:

6.17.1	it is the sole beneficial owner of the Charged Securities which it is making, or which it is required to make, subject to a Security Interest;

6.17.2	no security exists on, over or with respect to any of the Charged Securities, except for the Security Interests and security interests expressly permitted by the Negative Pledge Exceptions;

6.17.3	it has not sold, transferred, lent, assigned, parted with its interest in, disposed of, granted any option in respect of or otherwise dealt with any of its rights, in and to the Charged Securities, or agreed to do any of the foregoing (otherwise than as expressly permitted pursuant to the Nuclear Liabilities Agreements);

6.17.4	the Original Charged Securities, any Further Charged Securities and any Securities comprised in any Derived Assets are fully paid and there are no moneys or liabilities outstanding in respect of any of the Charged Securities; and

6.17.5	the Original Charged Securities, any Further Charged Securities and any Securities comprised in any Derived Assets have been duly authorised and validly issued and are free from any restrictions on transfer or rights of pre-emption.

6.18	Repetition

Each of the representations and warranties (excluding those set out in Clauses 6.13 (Litigation) and 6.14 (Insolvency)) will be correct and complied with in all respects at all times during the continuance of the Security Interests as if repeated then by reference to the then existing circumstances.

7.	COVENANTS

The undertakings in this Clause 7 are given to the NLF and the Secretary of State by each Obligor and will remain in force from the Execution Date for so long as any of the Secured Liabilities is outstanding or any Security Interest has not been released or discharged.

7.1	Notice of Default

Each Obligor shall:

7.1.1	inform the NLF of any Default promptly upon becoming aware of the same; and

7.1.2	if so requested by the NLF, at any time, confirm to the NLF in writing that, save as previously notified to the NLF or the Secretary of State or as otherwise stated in such confirmation, no Default has occurred and is continuing.

For the purposes of this Clause 7.1, a “Default” means each of the following:

(a)	the occurrence of a Default Event;

(b)	breach by any Obligor of any provision of this Deed in circumstances in which such breach, if capable of remedy, is not remedied within 7 days of the date on which that Obligor receives a notice from the NLF requiring remedy; and

(c)	a representation or warranty made or repeated (or deemed repeated) by or in respect of any Obligor in this Deed or in any written notice, certificate or statement referred to in or delivered by an Obligor under this Deed is or proves to have been incorrect or misleading in any material respect and such misrepresentation, if capable of remedy, is not remedied within 7 days after the date on which that Obligor receives notice from the NLF requiring remedy.

7.2	Consents and licences

Each Obligor shall obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every consent, authorization, licence or approval of governmental or public bodies or authorities or courts required by it in connection with the execution, delivery, validity, enforceability or admissibility in evidence of this Deed (other than the Secretary of State or the Secretary of State for Scotland in relation to any special share held individually or jointly by either such Secretary in any Group Member) and do, or cause to be done, all other acts and things which may from time to time be necessary under applicable law for the continued due performance of all its and its Subsidiaries’ respective obligations under this Deed.

7.3	Pari passu ranking

Each Obligor shall ensure that its obligations under this Deed shall at all times rank at least pari passu with all its other present and future unsecured and unsubordinated indebtedness with the exception of any obligations which are mandatorily preferred by-law and not by contract.

7.4	NLFA Covenants

Each Obligor shall comply with each of the undertakings and covenants given in clause 21 of the NLFA.

7.5	Licences and Environmental Laws

Each Obligor shall:

7.5.1	obtain and maintain and procure that each Group Member obtains and maintains in full force and effect each Licence required for the carrying on of its businesses (including all material Environmental Licences); and

7.5.2	ensure that its business and the business of each of its Subsidiaries complies in all material respects with all material Environmental Laws and all other material Environmental Licences.

7.6	Insurance

Each Obligor shall insure and will procure that each of its Subsidiaries will insure and keep insured all its properties and assets with underwriters or insurance companies of repute, or enter into insurance arrangements in relation to such properties and assets considered by its directors to be prudent in each case to such extent and against such risks as are required by the terms of the Licences, statute or regulation and as prudent companies engaged in business similar to those of that Obligor or the relevant Subsidiary normally insure or, in the case of other arrangements, enter into;

7.7	No merger

No Obligor will merge or consolidate with any other company or person without the consent of the Secretary of State.

7.8	Safety Regulations

Each Obligor shall, and shall procure that each of its Subsidiaries shall, conduct their respective businesses in compliance with all applicable laws, statues, rules, regulations, statutory codes of practice, orders, notices, demands and decisions of the courts or anything like any of the foregoing of any governmental authority or agency or regulatory body in any jurisdiction relating to the safe operation of power generation facilities and any related activities, nuclear safety and the security of nuclear installations and non-proliferation and the safeguards to be applied to fissile or radioactive material save where the result of non-compliance would be immaterial.

7.9	Additional security interests

Each Obligor shall, as soon as practicable and, in any event, within five Business Days of receiving instructions to do so from the NLF, execute and deliver to the NLF such deeds, agreements and instruments and otherwise do such acts and things as the NLF may reasonably require for the purpose of supplementing the Security Interests or for the purpose of creating such further security interests over any or all of the assets and undertaking of any of the Obligors, on such terms as the NLF may reasonably require, for the purpose of securing the Secured Liabilities, provided that the creation of such security interests shall not cause a material default under any contract to which any Group Member is party or breach of law. On creation of the relevant security interest, the relevant Obligor shall certify to the NLF that there is no such default or breach.

7.10	Authorisations

Each Obligor shall promptly:

7.10.1	obtain, comply with and do all that is necessary to maintain in full force and effect; and

7.10.2	supply certified copies to the NLF of,

any authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to create security and perform its obligations under this Deed and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of this Deed and the Security Interests.

7.11	Compliance with laws

Each Obligor shall comply in all respects with all laws and regulations to which it may be subject, if failure so to comply would materially impair any Security Interest or its ability to perform its obligations under this Deed.

7.12	Charged Securities Covenants

7.12.1	No Obligor shall:

(a)	sell, transfer, lend, assign, part with its interest in, dispose of, grant any option in respect of or otherwise deal with any of its rights in and to the Charged Securities, or agree to do any of the foregoing (otherwise than as permitted pursuant to the Nuclear Liabilities Agreements and the terms of this Deed);

(b)	not take or omit to take any action which act or omission could materially and adversely affect or diminish the value of any of the Charged Securities;

7.12.2	Each Obligor shall:

(a)	ensure that there are no moneys or liabilities outstanding in respect of any of the Charged Securities;

(b)	ensure that the Original Charged Securities, any Further Charged Securities and any Securities comprised in any Derived Assets are free from any restriction on transfer or rights of pre-emption;

(c)	without prejudice to sub-clause 4.5 (Calls) of Clause 4 (Perfection of Security), punctually pay all calls, subscription moneys and other moneys payable on or in respect of any of the Charged Securities;

(d)	deliver to the NLF a copy of every circular, notice, report, set of accounts or other document received by that Obligor in respect of or in connection with any of the Charged Securities forthwith upon receipt by that Obligor of such document; and

(e)	promptly deliver to the NLF all such information concerning the Charged Securities as the NLF may request from time to time.

8.	RELEASE

8.1	Release of Security Assets

If the NLF is satisfied that:

8.1.1	all Secured Liabilities have been unconditionally and irrevocably paid or discharged in full;

8.1.2	security or a guarantee for the Secured Liabilities, in each case acceptable to the NLF, has been provided in substitution for this Deed; or

8.1.3	an Obligor is unconditionally entitled pursuant to any provision of any of the Nuclear Liabilities Agreements to have any Security Asset released from the Security Interests.

then, subject to Clause 8.2 (Reinstatement) and Clause 8.3 (Retention of Security Assets), the NLF shall at the request and cost of the Obligor take whatever action is necessary to release the Security Assets (or, in the case of paragraph 8.1.3 above, the relevant Security Assets), or such part thereof as may still be subsisting and vested in the NLF, from the Security Interests.

8.2	Reinstatement

8.2.1	Any re-assignment, retrocession, release, settlement or discharge (whether in respect of any of the Secured Liabilities or any security for those liabilities or otherwise) shall be conditional upon no payment to, or security provided to, the NLF in respect of the relevant Secured Liabilities being avoided, invalidated or reduced or required to be restored or paid away by virtue of any requirement having the force of law.

8.2.2	Where any such re-assignment, retrocession, release, settlement or discharge is made in whole or in part on the faith of any payment, guarantee, security or other disposition, transaction or arrangement which is or is required to be repaid, restored or otherwise avoided, invalidated or reduced by virtue of any requirement having the force of law, any such re-assignment, retrocession, release, settlement or discharge of, or other arrangement in connection with, the Security Assets shall ipso facto be treated as null and void and shall for all purposes be deemed not to have occurred, and the NLF shall be entitled to recover the value or amount of any such payment, guarantee, security or other disposition and the relevant Secured Liability shall continue as if the re-assignment, retrocession, release, settlement or discharge had not occurred.

8.3	Retention of Security Assets

If any Obligor requests the NLF to release any Security Assets from this Deed following any payment or discharge made or security interest or guarantee given in relation to the relevant Secured Liabilities by any person (a “Relevant Transaction”), and which the NLF reasonably considers, on the basis of independent legal advice, to be likely to be avoided or invalidated or reduced or required to be restored or paid away by virtue of any requirement having the force of law, the NLF shall be entitled to retain and shall not be obliged to release any of the relevant Security Assets or the security constituted by this Deed until the expiry of the Retention Period in relation to that Relevant Transaction. If, at any time before the expiry of that Retention Period, the Dissolution of such other person commences the NLF:

8.3.1	may continue to retain the relevant Security Assets and the Security Interest for a further period expiring on the later of the expiry of the Retention Period and the date on which all proceedings relating to such Dissolution are determined; and

8.3.2	shall not be obliged during such period to release any of the relevant Security Assets from the Security Interests.

8.4	Retention Period

For the purpose of Clause 8.3 (Retention of Security Assets), “Retention Period” means, in relation to any Relevant Transaction, the period which commences on the date when that Relevant Transaction was made or given, and which ends on the date falling one month after the expiration of the maximum period within which that Relevant Transaction can be avoided, reduced or invalidated by virtue of any applicable law.

9.	ENFORCEMENT EVENTS

At any time when:

9.1.1	an Enforcement Event has occurred and is continuing; or

9.1.2	an Administration Step has occurred and is continuing,

the Security Interests shall become enforceable and the NLF shall be entitled (whether or not it shall have taken possession or appointed a Receiver) without any further notice to exercise the power of sale and other powers conferred by section 101 LPA (as varied by this Deed) and all or any of its rights and powers set out in this Clause 9 and Clause 10 (Enforcement powers) in relation to all or any part of the Security Assets (in respect of the Scottish Assets in so far as permitted by the law of Scotland) or otherwise conferred by law on mortgagees, chargees or receivers.

10.	ENFORCEMENT POWERS

At any time after the Security Interests become enforceable, the NLF may do any or all of the following.

10.1	Exercise of powers

It shall be entitled, without notice to any Obligor, either itself (without first appointing a Receiver or notwithstanding the appointment of any Receiver) or acting jointly with or through the Receiver or any Delegate, in the name or on behalf of any Obligor or otherwise and at the cost of any Obligor to exercise all or any of the rights, powers and discretions set out in this Clause 10 to the fullest extent permitted by law.

10.2	Notice of Enforcement

It may give any notice to any person, giving directions (which shall apply to the exclusion of any directions given at any time by or on behalf of any Obligor, regarding the exercise of all or any of the rights, powers, discretions and remedies which would (but for this Deed) be vested in any Obligor under and in respect of the Security Assets.

10.3	Possession

It may enter upon, take immediate possession of, get in and collect all or any of the Security Assets.

10.4	Carry on business

It may manage and carry on any business of the relevant Obligor (including the right to enter into any contract or arrangement and to perform, repudiate, rescind or vary any contract or arrangement to which the Obligor is a party) as it sees fit.

10.5	Deal with Security Assets

It may sell, transfer, assign, redeem, exchange, hire out and lend the Security Assets, grant leases, tenancies, licences, rights of user and renewals (for any term and at any rent) and may accept surrenders of and re-enter upon leases, tenancies, licences and rights of user of the Security Assets, and otherwise apply, dispose of or realise any or all of the Security Assets (including in each case any Fixtures, which may be severed and sold separately from the real property containing them), either by public offer or auction, tender or private contract (with or without advertisement and in any lots) to any person (including the NLF) and for rents, premiums or other compensation or consideration (whether comprising cash, debentures or other obligations, investments or other valuable consideration of any kind, and whether payable or deliverable in a lump sum or by instalments) and generally in any manner and on any terms it thinks proper. It may give valid receipts for all monies and execute all assurances and things which it considers to be proper or desirable for realising any Security Asset.

10.6	Transfer business

Without prejudice to the generality of Clause 10.5 (Deal with Security Assets), it may do any of the following acts and things as may to it seem expedient:

10.6.1	promote or procure the formation of any new company, whether or not a wholly owned Subsidiary of the NLF;

10.6.2	subscribe for or acquire (for cash or otherwise) any Investment in or of such new company;

10.6.3	sell, transfer, assign, redeem, hire out and lend the Security Assets, and grant leases, tenancies, licences and rights of user of the Security Assets, to any such new company or any person whatsoever and accept as consideration or part of the consideration therefore any Investments in or of any such new company or person or allow the payment of the whole or any part of such consideration to remain deferred or outstanding; and

10.6.4	sell, transfer, assign, exchange and otherwise dispose of or realise any such Investments or deferred consideration or part thereof or any rights relating thereto.

10.7	Borrow money

For the purpose of exercising any of the rights conferred on it by or pursuant to this Deed or of defraying any costs, charges, losses, liabilities or expenses (including its remuneration) incurred by or due to it in the exercise thereof or for any other purpose, it may borrow or raise money either unsecured or on the security of the Security Assets (either in priority to the security under this Deed or otherwise) and generally on such terms and conditions as it may think fit. No person lending that money shall be concerned to enquire into the propriety or purpose of the exercise of this power or to check the application of any money so raised or borrowed.

10.8	Calls

It may make or require the directors of the relevant Obligor to make such calls in respect of any uncalled capital of the relevant Obligor as it may think expedient and may enforce payment of any call so made by action (in the name of the relevant Obligor or the Receiver as may be thought fit) or otherwise.

10.9	Covenants and guarantees

It may enter into bonds, covenants, commitments, guarantees, indemnities and like matters and make all payments needed to effect, maintain or satisfy them, as it sees fit.

10.10	Dealings with tenants

It may reach agreements and make arrangements with, and make allowances to, any lessees, tenants or other persons from whom any rents or profits may be receivable (including those relating to the grant of any licences, or the review of rent in accordance with the terms of, and the variation of, the provisions of any leases, tenancies, licences or rights of user affecting the Security Assets), in each case as it sees fit.

10.11	Rights of ownership

It may manage, use and apply all or any of the Security Assets and may exercise and do (or permit the relevant Obligor or its nominee to exercise and do) all such rights and things as it would be capable of exercising or doing if it were the absolute beneficial owner of the Security Assets and in particular, but without limitation, may exercise any rights of enforcing any security by foreclosure, sale or otherwise and all rights relating to the Security Assets and arrange for or provide all services which it may deem proper for the efficient management or use of the Security Assets or the exercise of such rights, in each case as it sees fit.

10.12	Protection of assets etc

It may make and effect all repairs, structural and other alterations, improvements and additions in or to the Security Assets (including the development or redevelopment of any Real Property) and may purchase or otherwise acquire any materials, articles, insurances or other things and do anything else in connection with the Security Assets as it may think desirable for the purpose of the protection or improvement of the Security Assets or making them productive or more productive, increasing their letting or market value, or protecting the Security Interests, in each case as it sees fit.

10.13	Compromise and settle claims

It may settle, adjust, refer to arbitration, compromise and arrange any claims, accounts, disputes, questions and demands with or by any person who is or claims to be a creditor of the relevant Obligor or relating in any way to the Security Assets, in each case as it sees fit.

10.14	Legal actions

It may bring, prosecute, enforce, defend and abandon actions, suits and proceedings in relation to the Security Assets or any of the businesses of the relevant Obligor, in each case as it sees fit.

10.15	Redemption of security

It may redeem or transfer to itself any prior security interest over the Security Assets or settle and pass the accounts of the prior mortgagee, chargee or encumbrancers, as it sees fit. Any accounts so settled and passed shall be conclusive and binding on the relevant Obligor, save in the case of manifest error. All principal monies, interest, costs, charges, losses, liabilities and expenses of and incidental to and such redemption and/or transfer shall be paid by each Obligor on demand.

10.16	Employees, etc.

It may appoint, hire and employ officers, employees, contractors, agents and advisors of all kinds and upon such terms as to remuneration or otherwise as it may think proper and may discharge any such persons and any such persons appointed, hired or employed by the relevant Obligor.

10.17	Insolvency Act

It may exercise all the powers set out in Schedule 1, Schedule B1 or (in the case of a Scottish Receiver) Schedule 2 to the Insolvency Act as in force at the Execution Date (whether or not in force at the date of exercise and whether or not the Receiver is an administrative receiver) and all powers added to Schedule 1, Schedule B1 or Schedule 2, as the case may be, to the Insolvency Act after the Execution Date.

10.18	Set-off and application of Bank Account balances

It may, at any time or times without restriction and without notice to the Obligor, regardless of the place of payment or booking branch, and without prejudice to any of its other rights, set off or otherwise apply any obligation (whether or not matured) owed by it to the Obligor, against any or all of the Secured Liabilities which are due and unpaid. For this purpose it may convert one currency into another at the rate of exchange determined by it in its absolute discretion to be prevailing at the date of set-off; and

10.19	Other rights

It may do all such other acts and things it may consider necessary or expedient for the realisation of any Security Asset or incidental to the exercise of any of the rights conferred upon it under or in connection with this Deed, the LPA or the Insolvency Act and may concur in the doing of anything which he has the right to do and to do any such thing jointly with any other person.

11.	EXTENSION AND VARIATION OF POWERS CONFERRED BY LAW

11.1	Power of sale

11.1.1

Notwithstanding any other provisions of this Deed, the Secured Liabilities shall be deemed for the purposes of section 101 of the LPA to have become due and payable within the meaning of section 101 of the LPA, and the power of sale and other powers conferred on mortgagees by the LPA as varied or extended by this Deed including the power to appoint a receiver or an administrative receiver shall arise, immediately on execution of this Deed.

11.1.2	Section 103 of the LPA shall not restrict the exercise by the NLF of the statutory power of sale conferred on it by section 101 of the LPA which power may be exercised by the NLF without notice to any Obligor on or at any time after an Enforcement Event has occurred and is continuing and the provisions of the LPA relating to and regulating the exercise of the said power of sale shall, so far as they relate to the Security Assets, be varied and extended accordingly.

11.1.3	Section 109(1) of the LPA shall not apply to this Deed.

11.2	Consolidation

The NLF shall, so far as it is lawful, be entitled to consolidate all or any of the Security Interests with any other securities whether now in existence or hereafter created. The restriction on the right of consolidating mortgage securities which is contained in sub-section 93(1) of the LPA shall not apply to this Deed.

11.3	Power of leasing

11.3.1	The statutory powers of leasing, letting, entering into agreements for leases or lettings and accepting and agreeing to accept LPA surrenders of leases conferred by sections 99 and 100 of the LPA may be exercised by the NLF at any time on or after the occurrence of an Enforcement Event. Whether or not the NLF is then in possession of the premises proposed to be leased, the NLF may make a lease or agreement for lease at a premium and for any length of term and generally without any restriction on the kinds of leases and agreements for lease that the NLF may make and generally without the necessity for the NLF to comply with any other provisions of sections 99 and 100 of the LPA. The NLF may delegate such powers to any person and such delegation shall not preclude the subsequent exercise of such powers by the NLF itself nor preclude the NLF from making a subsequent delegation thereof to some other person or any revocation of such delegation.

11.3.2	For the purposes of sections 99 and 100 of the LPA, the expression “mortgagor” shall include any encumbrancer deriving title under the original mortgagor and subsection (18) of section 99 of the LPA and subsection (12) of section 100 of the LPA shall not apply.

12.	APPOINTMENT OF RECEIVERS

12.1	Appointment

At any time:

12.1.1	after any Security Interest has become enforceable (whether or not the NLF shall have taken possession of the Security Assets); or

12.1.2	at the written request of any Obligor to the NLF at any time,

the NLF may, without notice to any Obligor, appoint under seal or by instrument in writing signed by any officer or other person authorised for such purpose by it, one or more qualified persons to be Receiver. If the NLF appoints more than one person as Receiver, the NLF may give the relevant persons power to exercise all or any of the powers conferred on Receivers individually as well as jointly and to the exclusion of the other or others of them.

12.2	Scope of appointment

Any Receiver may be appointed either Receiver of all the Security Assets or of such part of the Security Assets as may be specified in the appointment. In the latter case, the rights and powers conferred by Clause 12.4 (Powers of Receivers) shall have effect as though every reference in that clause to “rights and powers” were a reference to rights and powers in respect of the part of such Security Assets so specified or any part thereof.

12.3	Removal

The NLF may, by deed or by instrument in writing signed by any officer or other person authorised for such purpose by it (so far as it is lawfully able and subject to any requirement of the court in the case of an administrative receiver) remove any Receiver appointed by it and may, whenever it deems expedient, appoint any one or more other qualified persons in place of or to act jointly with any other Receiver.

12.4	Powers of Receivers

12.4.1	Any Receiver appointed under this Deed will (subject to any contrary provision specified in his appointment but notwithstanding the Dissolution of the relevant Obligor) have:

(a)	excluding in relation to the Scottish Assets, all the rights and powers conferred by the LPA on mortgagors and on mortgagees in possession and on any receiver appointed under the LPA, except that section 106 of the LPA does not apply;

(b)	in addition, all the rights and powers of an administrative receiver set out in Schedule 1, Schedule B1 or, as the case may be, Schedule 2 to the Insolvency Act (and whether or not the Receiver is in fact an administrative receiver) and (in the event that the Receiver is an administrative receiver) all the powers exercisable by an administrative receiver by virtue of the provisions of the Insolvency Act; and

(c)	in addition, all the rights and powers expressed to be conferred upon the NLF set out in Clause 10 (Enforcement powers) (in relation to the Scottish Assets in so far as permitted by the laws of Scotland).

12.4.2	If there is more than one Receiver holding office at the same time, each Receiver may (unless the document appointing him states otherwise) exercise all of the powers conferred on a Receiver under this Deed individually and to the exclusion of any other Receivers.

12.4.3	A Receiver who is an administrative receiver of the Obligor will have all the rights, powers and discretions of an administrative receiver under the Insolvency Act.

12.5	Agent of Obligor

Any Receiver shall for all purposes and at all times be and be treated as the agent of the relevant Obligor and accordingly any Receiver is deemed to be in the same position as a Receiver duly appointed by a mortgagee under the LPA. The Obligor shall be solely responsible for his contracts, engagements, acts, omissions, defaults and losses and for all liabilities incurred by him and for the payment of his remuneration. No Receiver shall at any time act as, or be deemed to be, agent of the NLF and a Receiver shall be entitled, in the exercise of the rights and powers conferred on it by this Deed, to deal or transact with the NLF or any company owned or controlled, whether directly or indirectly, by the NLF or otherwise with any person connected with the NLF, in relation to any Security Asset, including by way of sale of any Security Asset to the NLF or any company owned or controlled, whether directly or indirectly, by the NLF or otherwise with any person connected with the NLF. The NLF shall not incur any liability (either to the Obligor or to any other person) by reason of the appointment of any Receiver or for any other reason.

12.6	Remuneration

Subject to section 36 or, as the case may be, section 58 of the Insolvency Act, the NLF may from time to time fix the remuneration of any Receiver appointed by it (without being limited to the maximum rate specified in section 109(6) of the LPA if applicable) and may direct payment of such remuneration out of monies accruing to him as Receiver, but the relevant Obligor alone shall be liable for the payment of such remuneration and for all other costs, charges and expenses of the Receiver.

13.	DELEGATION

13.1.1	The NLF and any Receiver may delegate, with prior notice to the relevant Obligor, by power of attorney or in any other manner to any person who in the reasonable opinion of the NLF or such Receiver (as the case may be) is appropriately qualified any right, power or discretion exercisable under this Deed.

13.1.2	Any such delegation may be made upon the terms (including power to sub-delegate) and subject to any regulations which the NLF or such Receiver (as the case may be) may think fit.

13.1.3	No such delegation will preclude the subsequent exercise of such power by the NLF or the Receiver or Delegate itself or preclude the NLF from making a subsequent delegation to some other person. Any such delegation may be revoked by the NLF or the Receiver or Delegate at any time.

13.1.4	Neither the NLF nor any Receiver will be in any way liable or responsible to any Obligor for any loss or liability arising from any act, default, omission or misconduct on the part of any Delegate.

14.	APPLICATION OF ENFORCEMENT PROCEEDS

14.1	Suspense Account

Until the Secured Liabilities for which any other person may be liable as principal debtor or as co-surety with the Obligor have been paid or discharged in full (or would be once amounts held in the suspense accounts have been applied to such payment or discharge), the NLF (or any trustee or agent on its behalf) may place and retain on a suspense account, for as long as it considers fit, any monies received, recovered or realised under or in connection with this Deed to the extent of such Secured Liabilities without any obligation on the part of the NLF to apply them in or towards the discharge of such Secured Liabilities.

14.2	Payments

All monies arising from any Enforcement shall (except as may be otherwise required by applicable law) be held by the NLF and any Receiver (or any Delegate) and applied in the following order of priority (but without prejudice to the right of the NLF to recover any shortfall from any Obligor):

14.2.1	in or towards payment of all costs, charges, losses, liabilities and expenses of and incidental to the appointment of any Receiver (or any Delegate) and the exercise of any of his rights including his remuneration and all outgoings paid by him;

14.2.2	in or towards the payment or discharge of such of the Secured Liabilities in such order as the NLF in its absolute discretion may from time to time determine; and

14.2.3	after all the Secured Liabilities have been paid or discharged in full, in payment of any surplus to the Obligor or other person entitled to it,

and section 109(8) of the LPA (where applicable) shall be deemed varied and extended in such respect.

15.	PROTECTION OF THIRD PARTIES

No person dealing with the NLF, any Receiver or any Delegate shall be bound to enquire:

15.1.1	whether any Secured Liabilities have become or remain due and payable;

15.1.2	whether any right or power which the NLF or any Receiver or Delegate is purporting to exercise has become or is exercisable;

15.1.3	whether any consents, regulations, restrictions or directions relating to such rights or powers have been obtained or complied with or otherwise; or

15.1.4	into the application of any money borrowed or raised or other proceeds of Enforcement.

All the protections given to purchasers from a mortgagee by sections 104 and 107 of the LPA, and to persons dealing with a receiver in sections 42(3) and 55(4) of the

Insolvency Act and in any other legislation for the time being in force, shall (if applicable) apply equally to any person purchasing from or dealing with the NLF, any Receiver or any Delegate.

16.	LIABILITY OF NLF, RECEIVERS AND DELEGATES

16.1	Possession

If the NLF, any Receiver or any Delegate shall take possession of the Security Assets, it or he may at any time relinquish such possession.

16.2	The NLF’s liability

The NLF will not in any circumstances (whether by reason of taking possession of the Security Assets or for any other reason whatsoever and whether as mortgagee in possession or on any other basis whatsoever):

16.2.1	be liable to account to any Obligor or any other person for anything except the NLF’s own actual receipts; or

16.2.2	be liable to any Obligor or any other person for any costs, charges, losses, damages, liabilities or expenses arising from or connected with any realisation of the Security Assets or from any act, neglect, default, omission or misconduct of any nature of the NLF, or any of its officers, employees or agents in relation to the Security Assets, except to the extent that they shall be caused by the fraud or wilful default of the NLF or any of its respective officers, employees or agents.

16.3	Receiver’s liability

All the provisions of Clause 16.2 (The NFL’s Liability) shall apply, mutatis mutandis, in respect of the liability of any Receiver or Delegate or any officer, employee or agent of the NLF, any Receiver or any Delegate.

16.4	Indemnity

The NLF and every Receiver, Delegate, attorney, manager, agent or other person appointed by the NLF under this Deed shall be entitled to be indemnified out of the Security Assets in respect of all liabilities and expenses incurred by any of them in the execution or purported execution of any of its rights and against all actions, proceedings, costs, claims and demands in respect of any matter or thing done or omitted in anyway relating to this Deed or the Security Assets, and the NLF and any such Receiver, Delegate, attorney, manager, agent or other person appointed by the NLF under this Deed may retain and pay all sums in respect of them out of any monies received. The obligations contained in this Clause 16.4, shall survive the expiration of this Deed.

17.	COVENANT TO PAY

17.1	Secured Liabilities

Each Obligor shall pay and discharge all Secured Liabilities at the time or times when, in the manner in which, and in the currencies in which, they are expressed to be due and payable.

17.2	Default interest

17.2.1	If any Obligor fails to pay any Secured Liability on its due date, it shall pay to the NLF on demand interest at such rate and calculated on such basis as may be, or have been, agreed in relation to the relevant Secured Liability or, to the extent not so agreed, at the rate determined by the NLF to be one per cent. per annum higher than the rate which would have been payable if the overdue amount had constituted a loan with interest at the rate of LIBOR in the currency of the overdue amount for successive interest periods, each of a duration selected by the NLF (acting reasonably). For the purpose of this paragraph (A), “LIBOR” means the rate per annum of the offered quotation for sterling deposits for one month which appears on Telerate screen 3750 on the Telerate Monitor Service (or such other page as may replace Page 3750 on that service or such other system as may be nominated by the British Banker’s Association as the information vendor for the purposes of displaying British Banker’s Association Settlement Rates) at or about 12 noon (showing the rate as at 11.00a.m.) on the first day of the applicable period.

17.2.2	Any interest payable under this Clause 17.2 shall accrue from:

(a)	in the case of costs, charges, losses, liabilities, expenses and other sums referred to in Clause 18 (Costs and Expenses), the date on which the relevant cost, charge, loss, liability, expense or sum was expended, paid or debited on account by the NLF without the necessity of any demand being made for payment thereof; or

(b)	in any other case, the date on which the relevant Secured Liability became due,

until full payment and discharge of the relevant Secured Liability (both before and after any judgment).

17.2.3	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each interest period, but will remain immediately due and payable.

18.	COSTS AND EXPENSES

Each Obligor shall indemnify the NLF on demand against all Costs and Expenses expended, paid, incurred or debited on account by the NLF in relation to this Deed, and/or any other document referred to in this Deed, including:

18.1.1	in connection with the stamping, filing, registration and perfection of this Deed;

18.1.2	in connection with the granting of any waiver or consent sought by any Obligor or in connection with any variation, amendment, extension or modification of, or supplemental to, this Deed;

18.1.3	in enforcing, protecting, preserving or realising, or attempting to enforce, protect, preserve or realise, the NLF’s rights under this Deed; and

18.1.4	in connection with or contemplation of any Proceedings or the recovery or attempted recovery of any of the Secured Liabilities.

19.	STAMP DUTY

Each Obligor shall pay promptly, and in any event before any penalty becomes payable, all stamp, registration, documentary and similar Taxes, if any, payable in connection with the entry into, performance, enforcement or admissibility in evidence of this Deed or any other document referred to in this Deed, and shall indemnify the NLF against any Costs and Expenses with respect to, or resulting from, any delay in paying or omission to pay, any such Tax.

20.	CURRENCY INDEMNITY

20.1	Currency indemnity

If, under any applicable law, whether pursuant to a judgment against an Obligor or the Dissolution of an Obligor or for any other reason, any payment under or in connection with this Deed is made or falls to be satisfied in a currency (the “Other Currency”) other than the currency in which the relevant payment is expressed to be payable (the “Required Currency”), then, to the extent that the payment actually received by the NLF (when converted into the Required Currency at the rate of exchange on the date of payment or, if it is not practicable for the NLF to make the conversion on that date, at the rate of exchange as soon afterwards as it is practicable for the NLF to do so or, in the case of a Dissolution, at the rate of exchange on the latest date permitted by applicable law for the determination of liabilities in such Dissolution) falls short of the amount expressed to be due or payable under or in connection with this Deed, each Obligor shall, as an original and independent obligation under this Deed, indemnify and hold the NLF harmless against the amount of such shortfall.

20.2	Rate of exchange

For the purpose of Clause 20.1 (Currency Indemnity), “rate of exchange” means the rate at which the NLF is able on the relevant date to purchase the Required Currency with the Other Currency and shall take into account any commission, premium and other costs of exchange and Taxes payable in connection with such purchase.

21.	CERTIFICATES AND DETERMINATIONS

For all purposes, including any Proceedings:

21.1.1	a determination by the NLF; or

21.1.2	a copy of a certificate signed by an officer of the NLF,

of the amount of any indebtedness comprised in the Secured Liabilities or any applicable rate of interest shall, in the absence of manifest error, be conclusive evidence against any Obligor of the matters to which it relates.

22.	POWER OF ATTORNEY

22.1	Appointment

Each Obligor appoints, irrevocably (within the meaning of section 4 of the Powers of Attorney Act 1971) and by way of security for the performance of its obligations under this Deed, the NLF, every Receiver and every Delegate severally to be the attorney of the Obligor, on its behalf and in its name or otherwise and as its act and deed, at such time and in such manner as the attorney may think fit:

22.1.1	to take any action which it is obliged to take under this Deed but has not taken promptly following a request to do so from the NLF or any Receiver; and

22.1.2	to take whatever action may be required for enabling the NLF and any Receiver and Delegate to exercise all or any of the rights, powers, authorities and discretions conferred on them by or pursuant to this Deed or by law, and the taking of action by the attorney or attorneys shall (as between it and any third party) be conclusive evidence of its right to take such action.

22.2	Ratification

Each Obligor undertakes to ratify and confirm everything that any attorney does or purports to do in the exercise or purported exercise of the power of attorney in Clause 22.1 (Appointment).

23.	ASSIGNMENT AND ASSIGNATION; ADDITIONAL OBLIGORS

23.1	The NLF

Nothing in this Deed shall prevent the assignment, assignation, transfer or other disposal of the right and/or obligations of the NLF to (a) its successors in title, (b) a Minister of the Crown, (c) the Treasury, (d) a department, non-departmental body or other agency of the Crown, (e) any body corporate established by statute some or all of the members of which are appointed by a Minister of the Crown or other government entity or (f) any person directly or indirectly wholly owned by, or held on trust for, the Secretary of State or other Minister of the Crown.

23.2	Obligors

The rights, interests and obligations of each Obligor under this Deed are personal to it. Accordingly, they are not capable of being assigned, transferred or delegated in any manner. Each Obligor undertakes that it shall not at any time assign or transfer, or attempt to assign or transfer, any of its rights, interests or obligations under or in respect of this Deed to any person without the consent of the Secretary of State and the NLF.

23.3	Additional Obligors

23.3.1	Subject to paragraph (D), the NLF may, by written notice to British Energy Group plc, require that any member of the Group who is not specified in Schedule 1 (Obligors) (each, an “Additional Obligor”) shall become an additional Obligor if it is lawful for that member to do so.

23.3.2	If such a notice is delivered, British Energy Group plc shall procure that within 5 Business Days of delivery of such a notice, the Additional Obligor delivers to the NLF:

(a)	a duly completed and executed Accession Deed; and

(b)	the documents specified in Part B of Schedule 4 (Accession) in form and substance satisfactory to the NLF.

23.3.3	Immediately upon execution of an Accession Deed:

(a)	Schedule 1 (Obligors) shall be deemed to be amended to reflect the addition of the relevant Additional Obligor; and

(b)	all references in this Deed to “Obligors” or “Obligor” shall be deemed to include the Additional Obligor.

23.3.4	The NLF may not, pursuant to paragraph 23.3.1, require either of the Eggborough Subsidiaries to become an Additional Obligor unless and until either:

(a)	Eggborough Power Limited shall have ceased to own the Eggborough Plant;

(b)	Eggborough Power (Holdings) Limited shall have ceased to own the shares in Eggborough Power Limited; or

(c)	the Eggborough Security (as defined in the terms and conditions of the bonds constituted by the Trust Deed) is released in accordance with its terms (subject to the satisfaction of the foregoing tests).

24.	AMENDMENTS

This Deed may not be amended, modified or waived in any respect whatsoever, without the prior written consent of the NLF given with express reference to this Clause 24 and expressly stated to be intended to operate as the NLF’s consent to such amendment, modification or waiver.

25.	NOTICES

25.1	Communications in writing

All notices and other communications shall be given in the English language and in writing and, unless otherwise stated, may be made by letter or by facsimile transmission.

25.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Deed is that identified with its name below or any substitute address, fax number or department or officer as the Party may notify to the other Parties by not less than five Business Days’ notice.

Party	Address	Facsimile No.	Attention
NLF	78 Hatton Garden London EC1 N 8JA	020 7405 6736	Company Secretary

Obligors	Systems House Alba Campus Livingston EH54 7EG	01506 408 824	Company Secretary

The Secretary of State	One Victoria Street London SW11 OET	020 7215 0138	Head of BE Team Energy Group DTI

25.3	Delivery

Any communication or document made or delivered by one person to another under or in connection with this Deed will only be effective:

25.3.1	if by way of facsimile transmission, when received in legible form; or

25.3.2	if by way of letter, when delivered to the address specified in Clause 25.2 (Addresses) (or such alternative address as has been notified in accordance with that clause),

and, if a particular department or officer is specified as part of its address details provided under Clause 25.2 (Addresses), if addressed to that department or officer.

26.	REMEDIES AND WAIVERS

No delay or omission by the NLF in exercising any right provided by law or under this Deed shall impair, affect, or operate as a waiver of, that or any other right. The single or partial exercise by the NLF of any right shall not preclude or prejudice any other or further exercise of that, or the exercise of any other, right. The rights of the NLF under this Deed are in addition to and do not affect any other rights available to it by law.

27.	PARTIAL INVALIDITY

27.1.1	If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions under the law of that jurisdiction or any other jurisdiction, nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

27.1.2	The Parties shall enter into good faith negotiations, but without any liability whatsoever in the event of no agreement being reached, to replace any illegal,

invalid, or unenforceable provision with a view to obtaining the same commercial effect as this Deed would have had if such provision had been legal, valid and enforceable.

28.	PERPETUITY PERIOD

The perpetuity period of the trusts created under this Deed shall be 80 years.

29.	EXECUTION AS A DEED

Each of the Parties to this Deed intends it to be a deed and confirms that it is executed and delivered as a deed, in each case notwithstanding the fact that any one or more of the Parties may only execute this Deed under hand.

30.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

30.1	Rights of Receivers

Clause 16 (Liability of the NLF, Receivers and Delegates) confers a benefit on Receivers and, subject to the remaining provisions of this Clause 30, is intended to be enforceable by any Receiver by virtue of the Contracts (Rights of Third Parties) Act 1999. The parties to this Deed do not intend that any term of this Deed, apart from Clause 16 (Liability of the NLF, Receivers and Delegates) should be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Deed.

30.2	Variations

Notwithstanding the provisions of Clause 30.1 (Rights of Receivers) this Deed may be rescinded or varied in any way and at any time by the parties to this Deed without the consent of any Receiver.

30.3	Proceedings

A Receiver shall be entitled to enforce the terms of Clause 16 (Liability of the NLF, Receivers and Delegates) only by way of proceedings in the courts specified in Clause 31 (Jurisdiction).

31.	JURISDICTION

Each of the parties irrevocably agrees for the exclusive benefit of the NLF that the courts of England and Scotland are to have jurisdiction to settle any disputes which may arise out of or in connection with this Deed and accordingly any Proceedings may be brought in such courts. Each of the Obligors irrevocably waives (and irrevocably agrees not to raise) any objection it may now or hereafter have to the venue of any Proceeding being brought in any such court and any claim it may now or hereafter have that any Proceeding brought in any such court has been brought in an inconvenient forum and further irrevocably agrees that a judgment in any proceedings brought in the courts of England or Scotland shall be conclusive and binding upon them and may be enforced in the courts of any other jurisdiction. Any Proceedings brought by a Receiver to enforce the terms of Clause 16 (Liability of the NLF, Receivers and Delegates) must be brought in the courts of England or Scotland.

32.	GOVERNING LAW

This Deed is governed by and shall be construed in accordance with English law save that in relation to the floating charges created by the Scottish Obligor and all Scottish Assets (and subject always to Chapter II of Part III of the Insolvency Act 1986 it shall be governed by the law of Scotland.

33.	AGENT FOR SERVICE

33.1	Each person specified in Schedule 1 (Obligors) as being incorporated other than in England and Wales (each, an “Appointing Party”) irrevocably appoints BEG to be its agent for the receipt of Service Documents and agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent effected in any manner permitted by the Civil Procedure Rules 1998.

33.2	If BEG at any time ceases for any reason to act as such in respect of any Appointing Party, that Appointing Party shall appoint a replacement agent having an address for service in England and Wales and shall notify the NLF of the name and address of the replacement agent. Failing such appointment and notification, the NLF shall be entitled by notice to appoint a replacement agent to act on behalf of the relevant Appointing Party. The provisions of this Clause 33 (Agent for Service) applying to service on an agent apply equally to service on a replacement agent.

33.3	A copy of any Service Document served on an agent shall be sent by post to the relevant Appointing Party: Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

33.4	“Service Document” means a claim form, application notice, order, judgment or other document relating to any Proceedings.

The parties consent to registration hereof for preservation and execution.

IN WITNESS of which this document has been executed as a deed and delivered on the date stated at the beginning of this Deed.

IN WITNESS WHEREOF these presents consisting of this and the 46 preceding pages and the Schedules annexed to it are executed as follows:

The Corporate seal of the SECRETARY OF

STATE FOR TRADE AND INDUSTRY hereunto

affixed is authenticated by Ruth Hannant

An Official in the Department of Trade and Industry

EXECUTED as a deed by	)
NUCLEAR GENERATION DECOMMISSIONING	)
FUND LIMITED	)
(to be renamed Nuclear Liabilities Fund Limited))

acting by a director and its secretary

or two directors

at

on the                      day

of January 2005

EXECUTED as a deed by

and

as attorneys for

BRITISH ENERGY GROUP PLC

at

on the                      day

of January 2005

in the presence of:

Signature of Witness

Name of Witness

Address of Witness

Occupation of Witness

EXECUTED as a deed by

and

as attorneys for

BRITISH ENERGY HOLDINGS PLC

at

on the                      day

of January 2005

in the presence of:

Signature of Witness

Name of Witness

Address of Witness

Occupation of Witness

EXECUTED as a deed by

and

as attorneys for

BRITISH ENERGY PLC

at

on the                      day

of January 2005

in the presence of:

Signature of Witness

Name of Witness

Address of Witness

Occupation of Witness

EXECUTED as a deed by

and

as attorneys for

BRITISH ENERGY GENERATION (UK) LIMITED

at

on the                      day

of January 2005                      day

in the presence of:

Signature of Witness

Name of Witness

Address of Witness

Occupation of Witness

EXECUTED as a deed by

and

as attorneys for

BRITISH ENERGY GENERATION LIMITED

at

on the                      day

of January 2005

in the presence of:

Signature of Witness

Name of Witness

Address of Witness

Occupation of Witness

EXECUTED as a deed by and

as attorneys for

BRITISH ENERGY POWER AND ENERGY TRADING LIMITED

at

on the                      day

of January 2005

in the presence of:

Signature of Witness

Name of Witness

Address of Witness

Occupation of Witness

EXECUTED as a deed by

and

as attorneys for

BRITISH ENERGY INVESTMENT LIMITED

at

on the                      day

of January 2005

in the presence of:

Signature of Witness

Name of Witness

Address of Witness

Occupation of Witness

EXECUTED as a deed by

and

as attorneys for

BRITISH ENERGY LIMITED

at

on the                      day

of January 2005

in the presence of:

Signature of Witness

Name of Witness

Address of Witness

Occupation of Witness

EXECUTED as a deed by

and

as attorneys for

BRITISH ENERGY INTERNATIONAL HOLDINGS LIMITED

at

on the                      day

of January 2005

in the presence of:

Signature of Witness

Name of Witness

Address of Witness

Occupation of Witness

EXECUTED as a deed by

and

as attorneys for

PEEL PARK FUNDING LIMITED

at

on the                      day

of January 2005

in the presence of:

Signature of Witness

Name of Witness

Address of Witness

Occupation of Witness

EXECUTED as a deed by

and

as attorneys for

BRITISH ENERGY TREASURY FINANCE LIMITED

at

on the                      day

of January 2005

in the presence of:

Signature of Witness

Name of Witness

Address of Witness

Occupation of Witness

EXECUTED as a deed by

and

as attorneys for

BRITISH ENERGY RENEWABLES LIMITED

at

on the                      day

of January 2005

in the presence of:

Signature of Witness

Name of Witness

Address of Witness

Occupation of Witness

EXECUTED as a deed by

and

as attorneys for

BRITISH ENERGY DIRECT LIMITED

at

on the                      day

of January 2005

in the presence of:

Signature of Witness

Name of Witness

Address of Witness

Occupation of Witness

SCHEDULE 1

OBLIGORS

This is the Schedule 1 referred to in the foregoing Debenture among British Energy Group plc, Nuclear Generation Decommissioning Fund Limited, Secretary of State for Trade and Industry and others dated January, 2005.

Company	Country of Incorporation
British Energy Group plc	Scotland

British Energy Holdings plc	Scotland

British Energy plc	Scotland

British Energy Generation (UK) Limited	Scotland

British Energy Generation Limited	England

British Energy Power and Energy Trading Limited	Scotland

British Energy Investment Limited	Scotland

District Energy Limited	England

British Energy International Holdings Limited	Scotland

Peel Park Funding Limited	Guernsey (with a branch registered in Scotland)

British Energy Treasury Finance Limited	Scotland

British Energy Renewables Limited	Scotland

British Energy Direct Limited	England

SCHEDULE 2

KEY PROPERTIES

This is the Schedule 2 referred to in the foregoing Debenture among British Energy Group plc, Nuclear Generation Decommissioning Fund Limited, Secretary of State for Trade and Industry and others dated      January, 2005.

All that land and property comprising the following (including all Real Property relating to that land and property of the type described in any of paragraphs (d) to (h) of the definition of Real Property in Clause 1.1 of this Deed, but excluding any Billing Process Asset):

Property description		Obligor
(A)	Sizewell Power Station and adjoining land, Suffolk - registered at H.M. Land Registry with Title Absolute under Title Numbers SK160398, SK160390, SK160388 and SKI 55462	BEG

(B)	Dungeness Power Station and adjoining land, Kent - registered at H.M. Land Registry with Title Absolute under Title Number K761827	BEG

(C)	Hinkley Point Power Station and adjoining land, Somerset - registered at H.M. Land Registry with Title Absolute under Title Numbers ST127567 and ST127518	BEG

(D)	Heysham Power Station and adjoining land, Lancashire - registered at H.M. Land Registry with Title Absolute under Title Number LA779195	BEG

(E)	Hartlepool Power Station and adjoining land, Cleveland - registered at H.M. Land Registry with Title Absolute under Title Number CE136369,	BEG

SCHEDULE 3

ORIGINAL CHARGED SECURITIES

This is the Schedule 3 referred to in the foregoing Debenture among British Energy Group plc, Nuclear Generation Decommissioning Fund Limited, The Secretary of State for Trade and Industry and others dated      January, 2005.

No. of Shares	Class of Shares	Issuer of Original Charged Securities
All issued ordinary shares		British Energy Holdings plc

All issued ordinary shares		BEG (UK)

All issued ordinary shares		BEG

All issued ordinary shares		British Energy Power and Energy Trading Limited

All issued ordinary shares		British Energy Investment Limited

All issued ordinary shares		District Energy Limited

All issued ordinary shares		British Energy International Holdings Limited

All issued ordinary shares		British Energy Treasury Finance Limited

All issued ordinary shares		British Energy Renewables Limited

SCHEDULE 4

ACCESSION

This is the Schedule 4 referred to in the foregoing Debenture among British Energy Group plc, Nuclear Generation Decommissioning Fund Limited, The Secretary of State for Trade and Industry and others dated      January, 2005.

Part A

Form of Accession Deed

THIS DEED POLL is made on [date] by [Acceding Party], a company incorporated [in/under the laws of] [    ] under registered number [    ], whose registered office is at [    ] (the “Additional Obligor”).

WHEREAS:

This Deed Poll is supplemental to the Debenture creating Fixed and Floating Charges in respect of the Decommissioning Default Payment dated January, 2005 and entered into between the Obligors (as defined therein) and Nuclear Liabilities Fund Limited (the “NLF”) (such agreement, as amended, supplemented or novated from time to time, the “DDP Debenture”).

THIS DEED POLL WITNESSES as follows:

1.	Words and expressions defined in the DDP Debenture have the same meaning in this Deed Poll.

2.	With effect from the date of this Deed Poll, the Additional Obligor undertakes to adhere to and be bound by the provisions of the DDP Debenture, and to perform the obligations imposed by the DDP Debenture, in all respects as if the Additional Obligor were a party to the DDP Debenture and named therein as an Obligor.

3.	The Additional Obligor acknowledges and agrees that the execution of this Deed Poll shall not operate as a release of the obligations or liabilities of any other Obligor under the DDP Debenture.

4.	The address and facsimile number of the Additional Obligor for the purposes of clause 25 (Notices) of the DDP Debenture are as follows:

Party	Address	Facsimile no.	FAO

•	[Its registered office from time to time]	•	•

5.	This Deed Poll is governed and shall be construed in accordance with English law save that in relation to the floating charges created by the Scottish Obligors and all Scottish Assets (and subject always to Chapter II of Part III of the Insolvency Act 1986), it shall be governed by the law of Scotland.

6.	The provisions of clause 31 (Jurisdiction) of the DDP Debenture shall apply equally to this Deed Poll.

7.	[The agent for receipt of Service Documents on behalf of the Additional Obligor for the purposes of clause [1 (Agent for Service) of the DDP Debenture is [*] of [*].]

IN WITNESS of which this Deed Poll has been executed and delivered by the Additional Obligor on the date which first appears above.

[Insert execution block for Acceding Party]

Part B

Other accession documents

In respect of each proposed Additional Obligor:

(a)	A copy of a resolution of the board of directors of that Company (or a Committee of that board), accompanied by a copy of a resolution of that board appointing the relevant Committee:

(i)	approving the terms of this Deed and of the Accession Deed;

(ii)	authorising a specified person or persons to execute the Accession Deed; and

(iii)	authorising a specified person or persons on its behalf to sign and/or despatch all other documents to be signed and/or despatched by it in accordance with this Deed.

(b)	A copy of the memorandum and articles of association and certificate of incorporation of the Additional Obligor.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (a) above.

(d)	A certificate of an authorised signatory of the Additional Obligor certifying that each copy document specified in this Part B of Schedule 4 (Accession) is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Deed.

(e)	Any additional documents required by the NLF to enable the NLF to be granted security on terms satisfactory to it in respect of the Secured Liabilities.

(f)	Such other documents and legal opinions as the NLF may reasonably require.